Exhibit 10.15
kalera.

May 9, 2022

James Leighton
6817 Goldbranch Drive
Niwot, CO 80503

Re:    Additional Compensation as President and Chief Executive Officer

Dear Jim:

As you are aware, we are in the process of drafting and finalizing the terms of your Kalera, Inc. Executive Employment Agreement (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, you will be paid an agreed upon annual salary, as well as additional agreed upon compensation set forth therein.

In conjunction with the execution of the Employment Agreement, Kalera is prepared to offer you further consideration in exchange for you joining Kalera as its President and Chief Executive Officer. In particular, Kalera is prepared to offer you:

1.    A one-time grant of 2,000,000 Restricted Stock Units subject to a 4-year vesting schedule from the date of issuance; and

2.    A one-time cash payment of $100,000 (net of applicable taxes, deductions, etc.).

The above additional consideration is being offered to you as one-time incentive in addition to the compensation otherwise reflected in the Employment Agreement. This additional consideration will be provided to you within 15 days of you commencing employment with Kalera.

Please review the above and feel free to contact me with any questions that you might.

KALERA, INC.

/s/ Curtis B. McWilliams
Curtis B. McWilliams
Interim Chief Executive Officer

ACKNOWLEDGED AND AGREED:
/s/ James Leighton
James Leighton
Kalera
7455 Emerald Dunes Dr, Suite 2100
Orlando, FL 32822
WWW.KALERA.COM